Exhibit 23.1



              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 26, 2001, with respect to the 2000 and 1999 consolidated financial statements of ZiLOG, Inc. included in the Registration Statement (Form S-1/A No. 333-98529) and related Prospectus of ZiLOG, Inc. for the registration of shares of its common stock.

We also consent to the addition of the financial statement schedule of ZiLOG, Inc. for the years ended December 31, 2000 and 1999 included in Item 16.b. of the Registration Statement (Form S-1/A) to our report mentioned in the preceding paragraph.


                                                         /s/ Ernst & Young LLP

San Jose, California
November 1, 2002